                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            SCHEDULE 14C INFORMATION

       INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Check the appropriate box:

[X]   Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ]   Definitive Information Statement

                    SHELTER PROPERTIES VI LIMITED PARTNERSHIP
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required

[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1) Title of each class of securities to which transaction applies: Limited Partnership Units

(2) Aggregate number of securities to which transaction applies: _________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $3,500,000, based on contract price for property being sold.

(4) Proposed maximum aggregate value of transaction: $3,500,000, based on contract price for property being sold.

(5) Total fee paid: $411.95

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                              INFORMATION STATEMENT
                                       FOR
                    SHELTER PROPERTIES VI LIMITED PARTNERSHIP
                         55 BEATTIE PLACE, P.O. BOX 1089
                        GREENVILLE, SOUTH CAROLINA 29602

Dear Limited Partner:

We are sending you this information statement to inform you that Shelter Realty VI Corporation, a South Carolina corporation (the "General Partner"), the general partner of Shelter Properties VI Limited Partnership, a South Carolina limited partnership (the "Partnership" or the "Seller"), has agreed to cause the Partnership to sell the apartment complex known as Carriage House, located in Gastonia, North Carolina ("Carriage House" or the "Property"). Carriage House will be sold to Juniper Investment Group, Ltd., a Texas limited partnership (the "Buyer"), an unaffiliated third party, for $3,500,000 cash. The General Partner has conflicts of interest in the sale of the Property as described in greater detail herein. We estimate that there will be approximately a total of $1,283,399, and $30 per limited partnership unit, to distribute to the limited partners assuming the sale of Carriage House occurs on July 31, 2005. This amount is an estimate, and as explained below, it is based on a number of assumptions. We expect the distribution will occur within 90 days after the sale closes. This information statement contains information about the sale and the reason that the General Partner has decided that the sale is in the best interests of the limited partners.

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.
           THE DATE OF THIS INFORMATION STATEMENT IS AUGUST 29, 2005.

This information statement is being mailed on or about August 31, 2005 to all holders at the close of business on August 9, 2005 of the limited partnership units of Shelter Properties VI Limited Partnership, a South Carolina limited partnership.

                           SUMMARY OF THE TRANSACTION

The following is a summary of the sale transaction for the Property:

      - The Buyer or an affiliate of the Buyer will acquire Carriage House for $3,500,000 cash pursuant to a purchase and sale agreement dated as of May 19, 2005, as amended by the First Amendment to Purchase and Sale Contract executed as of June 7, 2005, as further amended by the Second Amendment to Purchase and Sale Contract executed as of July 7, 2005 and as further amended by the Third Amendment to Purchase and Sale Contract executed on or about July 27, 2005 between the Buyer and the Seller (the "Purchase and Sale Agreement").

      - The completion of the sale is scheduled to occur on or before August 31, 2005, subject to certain extension options.

A more detailed summary of the sale transaction for the Property can be found on page 14 of this information statement under the heading entitled "Summary of the Carriage House Purchase and Sale Agreement".

Upon the completion of the sale of Carriage House, the Partnership will calculate the net distribution per partnership unit in the following manner:

SOURCES AND USES INCLUDE:

Gross purchase price:                                                $ 3,500,000
Plus:  Cash and cash equivalents                                          13,110
Plus:  Other Partnership assets                                          245,207
Less:  Mortgage debt, including accrued interest                      (1,782,262)
Less:  Loans from Partners                                               (53,806)
Less:  Accounts payable, accrued expenses and other liabilities         (163,165)
Less:  Reserves for Contingencies                                       (105,000)
Less:  Non-resident withholding taxes                                   (251,684)
Less:  Closing costs/sales commissions, including transfer taxes        (119,000)
                                                                     -----------

TOTAL                                                                $ 1,283,399

Net proceeds distributable to all Partners                           $ 1,283,399
Percentage of proceeds allocable to Limited Partners                        100%
                                                                     -----------

Net proceeds distributable to Limited Partners                       $ 1,283,399

Total number of Units                                                     42,324
Distributable net proceeds per Unit                                  $        30

Upon the completion of the sale of Carriage House, the Partnership will continue to hold and operate its remaining apartment complexes known as Rocky Creek Apartments, located in Richmond County, Georgia, and Village Gardens apartments, located in Larimer County, Colorado. The General Partner has listed Rocky Creek Apartments for sale (with no specified price) and it is possible that the property may sell within one year, although no assurance can be given that the property will actually sell within that time frame or at all.

                     REASONS FOR THE SALES OF THE PROPERTIES

The General Partner has determined that the sale of the Property, and the potential sale of the Rocky Creek Apartments later in 2005, are in the best interest of the limited partners after considering the following:

      - The Property was completed in 1971 and the Rocky Creek Apartments was completed in 1979, and given their age, the Property and the Rocky Creek Apartments probably will require substantial capital expenditures in the future for which existing reserves will not be adequate.

      - Market conditions are currently favorable for selling properties of this type because of the availability of favorable financing terms and the demand for the acquisition, development and resale of properties of this type.

The factors described above were not the only factors considered by the General Partner. The General Partner did not find it practicable to quantify or otherwise assign relative weights to any of the factors considered. However, after taking into account all of the factors, the General Partner concluded that this offer would be preferred over any other alternative available and recommended the transaction as the best way to secure value for the limited partners. For these reasons, the General Partner has approved the sale and the agreement, and limited partners holding a majority of the limited partnership units also approved the sale and the agreement.

                                   THE SELLER

The Property is owned by Shelter Properties VI Limited Partnership, a South Carolina limited partnership (the "Partnership" or the "Seller"). The Partnership is located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602. The phone number for the Partnership is (864) 239-1000.

                                    THE BUYER

The Buyer, which is not affiliated with the Partnership, agreed to acquire the Property through an arms length negotiation. Affiliates of the General Partner have sold other properties to the Buyer or its affiliates in the past two years. The General Partner or its affiliates have negotiated with the Buyer or its affiliates in the past two years to sell other properties, including the properties described on page 21 of this information statement under the heading "Links to Other Property Sales." In addition to those properties, an affiliate of the General Partner has agreed to sell to Buyer a property in Texas known as Apple Creek for $4,500,000. The sale of Apple Creek is expected to occur in 2005. The Buyer is in the business of developing, operating, marketing and selling residential communities. The Buyer or its affiliates have informed us that they plan to operate the Property following the sale. The Buyer has an office located at 6750 West Loop South, Suite 850, Bellaire, Texas 77401. The phone number for the Buyer is 713-972-9302.

                                  THE PROPERTY

The Partnership has owned and operated Carriage House, a 102-unit apartment complex located in Gastonia, North Carolina, since June 29, 1984. There is a first mortgage loan on the Property with an unpaid principal balance of approximately $1,782,262.00 at July 31, 2005. The loan encumbering the Property is subject to a prepayment penalty that will be paid out of the sale proceeds.

Litigation

In March 1998, several putative unit holders of limited partnership units of the Partnership commenced an action entitled Rosalie Nuanes, et al. v. Insignia Financial Group, Inc., et al. (the "Nuanes action") in the Superior Court of the State of California for the County of San Mateo. The plaintiffs named as defendants, among others, the Partnership, its General Partner and several of their affiliated partnerships and corporate entities. The action purported to assert claims on behalf of a class of limited partners and derivatively on behalf of a number of limited partnerships (including the Partnership) that are named as nominal defendants, challenging, among other things, the acquisition of interests in certain General Partner entities by Insignia Financial Group, Inc. ("Insignia") and entities that were, at one time, affiliates of Insignia; past tender offers by the Insignia affiliates to acquire limited partnership units; management of the partnerships by the Insignia affiliates; and the series of transactions which closed on October 1, 1998 and February 26, 1999 whereby Insignia and Insignia Properties Trust, respectively, were merged into AIMCO. The plaintiffs sought monetary damages and equitable relief, including judicial dissolution of the Partnership. In addition, during the third quarter of 2001, a complaint captioned Heller v. Insignia Financial Group (the "Heller action") was filed against the same defendants that are named in the Nuanes action. On or about August 6, 2001, plaintiffs filed a first amended complaint. The Heller action was brought as a purported derivative action, and asserted claims for, among other things, breach of fiduciary duty, unfair competition, conversion, unjust enrichment, and judicial dissolution. On January 28, 2002, the trial court granted defendants motion to strike the complaint. Plaintiffs took an appeal from this order.

On January 8, 2003, the parties filed a Stipulation of Settlement in proposed settlement of the Nuanes action and the Heller action. On June 13, 2003, the court granted final approval of the settlement and entered judgment in both the Nuanes and Heller actions. On August 12, 2003, an objector ("Objector") filed an appeal (the "Appeal") seeking to vacate and/or reverse the order approving the settlement and entering judgment thereto. On May 4, 2004, the Objector filed a second appeal challenging the court's use of a referee and its order requiring Objector to pay those fees.

On March 21, 2005, the Court of Appeals issued opinions in both pending appeals. With regard to the settlement and judgment entered thereto, the Court of Appeals vacated the trial court's order and remanded to the trial court for further findings on the basis that the "state of the record is insufficient to permit meaningful appellate review". With regard to the second appeal, the Court of Appeals reversed the order requiring the Objector to pay referee fees. On April 26, 2005, the Court of Appeals lifted the stay of a pending appeal related to the Heller action and the trial court's order striking the complaint. On April 28, 2005, the Objector filed a Petition for Review with the California Supreme Court in connection with the opinion vacating the order approving settlement and remanding for further findings. On June 10, 2005, the California Supreme Court denied Objector's Petition for Review and the Court of Appeals sent the matter back to the trial court on June 21, 2005. The parties intend to ask the trial court to make further findings in connection with settlement consistent with the Court of Appeal's remand order. With respect to the related Heller appeal, on July 28, 2005, the Court of Appeal reversed the trial court's order striking the first amended complaint.

The General Partner does not anticipate that any costs to the Partnership, whether legal or settlement costs, associated with these cases will be material to the Partnership's overall operations.

As previously disclosed, AIMCO Properties L.P. and NHP Management Company, both affiliates of the General Partner, are defendants in a lawsuit alleging that they willfully violated the Fair Labor Standards Act ("FLSA") by failing to pay maintenance workers overtime for all hours worked in excess of forty per week. The complaint attempts to bring a collective action under the FLSA and seeks to certify state subclasses in California, Maryland, and the District of Columbia. Specifically, the plaintiffs contend that AIMCO Properties L.P. and NHP Management Company failed to compensate maintenance workers for time that they were required to be "on-call." Additionally, the complaint alleges AIMCO Properties L.P. and NHP Management Company failed to comply with the FLSA in compensating maintenance workers for time that they worked in excess of 40 hours in a week. On June 23, 2005 the Court conditionally certified the collective action on both the on-call and overtime issues. The Court ruling allows plaintiffs to provide notice of the collective action to all non-exempt maintenance workers from August 7, 2000 through the present. Those employees will have the opportunity to opt-in to the collective action. Defendants have asked the Court to reconsider its ruling or in the alternative certify the ruling for appeal on that issue. After the notice goes out, defendants will have the opportunity to move to decertify the collective action. The Court further denied plaintiffs' Motion for Certification of the state subclass. Although the outcome of any litigation is uncertain, AIMCO Properties, L.P. does not believe that the ultimate outcome will have a material adverse effect on its consolidated financial condition or results of operations. Similarly, the General Partner does not believe that the ultimate outcome will have a material adverse effect on the Partnership's consolidated financial condition or results of operations.

The Partnership is unaware of any other pending or outstanding litigation matters involving it or its investment properties that are not of a routine nature arising in the ordinary course of business.

Environmental

Various Federal, state and local laws subject property owners or operators to liability for management, and the costs of removal or remediation, of certain hazardous substances present on a property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release or presence of the hazardous substances. The presence of, or the failure to manage or remedy properly, hazardous substances may adversely affect occupancy at affected apartment communities and the ability to sell or finance affected properties. In addition to the costs associated with investigation and remediation actions brought by government agencies, and potential fines or penalties imposed by such agencies in connection therewith, the presence of hazardous substances on a property could result in claims by private plaintiffs for personal injury, disease, disability or other infirmities. Various laws also impose liability for the cost of removal, remediation or disposal of hazardous substances through a licensed disposal or treatment facility. Anyone who arranges for the disposal or treatment of hazardous substances is potentially liable under such laws. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility. In connection with the ownership, operation and management of its properties, the Partnership could potentially be liable for environmental liabilities or costs associated with its properties.

Mold

The Partnership is aware of lawsuits against owners and managers of multifamily properties asserting claims of personal injury and property damage caused by the presence of mold, some of which have resulted in substantial monetary judgments or settlements. The Partnership has only limited insurance coverage for property damage loss claims arising from the presence of mold and for personal injury claims related to mold exposure. Affiliates of the General Partner have implemented a national policy and procedures to prevent or eliminate mold from its properties and the General Partner believes that these measures will minimize the effects that mold could have on residents. To date, the Partnership has not incurred any material costs or liabilities relating to claims of mold exposure or to abate mold conditions. Because the law regarding mold is unsettled and subject to change the General Partner can make no assurance that liabilities resulting from the presence of or exposure to mold will not have a material adverse effect on the Partnership's consolidated financial condition or results of operations.

SEC Investigation

The Central Regional Office of the United States Securities and Exchange Commission (the "SEC") continues its formal investigation relating to certain matters. Although the staff of the SEC is not limited in the areas that it may investigate, AIMCO believes the areas of investigation have included AIMCO's miscalculated monthly net rental income figures in third quarter 2003, forecasted guidance, accounts payable, rent concessions, vendor rebates, capitalization of payroll and certain other costs, tax credit transactions, and tender offers for limited partnership interests. AIMCO is cooperating fully. AIMCO is not able to predict when the investigation will be resolved. AIMCO does not believe that the ultimate outcome will have a material adverse effect on its consolidated financial condition or results of operations. Similarly, the General Partner does not believe that the ultimate outcome will have a material adverse effect on the Partnership's consolidated financial condition or results of operations.

                              APPROVAL OF THE SALE

The General Partner approved the sale and determined that it is in the best interests of the Partnership and the limited partners.

Section 8.2(h) of the Partnership's amended and restated certificate and agreement of limited partnership, dated August 3, 1983, permits the General Partner to cause the Partnership to sell at a single sale substantially all of the properties originally acquired by the Partnership with the approval of the limited partners holding a majority of the then outstanding units; provided, however, the foregoing shall not be interpreted as requiring such approval of the sale of the last property to be sold by the Partnership.

As of August 9, 2005, the Partnership had approximately 1,472 limited partners who collectively own 42,324 outstanding limited partnership units. Each limited partnership unit represents approximately 0.00236% of the outstanding limited partnership units. Affiliates of the General Partner owned 28,435 limited partnership units or 67.18% of the outstanding limited partnership units at August 1, 2005. On August 10, 2005, the holders of these 67.18% of the outstanding limited partnership units gave their written consent approving and adopting the sale. The following limited partners executed a written consent:

         NAME AND ADDRESS                                NUMBER OF LIMITED
         OF BENEFICIAL OWNER                             PARTNERSHIP UNITS      PERCENT OF CLASS
AIMCO IPLP, L.P.
55 Beattie Place, Greenville, SC 29602                          11,547                27.28%
Cooper River Properties, L.L.C.
55 Beattie Place, Greenville, SC 29602                          3,364                  7.95%
AIMCO Properties, L.P.
Stanford Place 3, 4582 S. Ulster St. Parkway,
Suite 1100, Denver, CO 80237                                    13,524                31.95%

                                            TOTAL:              28,435                67.18%


As a result, the holders of a majority of the limited partnership units have approved the sale of the Property upon terms and conditions subsequently to be approved by the General Partner. Accordingly, no vote of any other limited partnership unit holder is necessary to approve the sales and, therefore, the Partnership is not soliciting any other votes.

Subject to the terms and conditions of the Purchase and Sale Agreement, we contemplate that the sale of the Property will be consummated within approximately two to three months, but no sooner than 20 days after the mailing of this information statement and following satisfaction or waiver of the conditions contained in the Purchase and Sale Agreement. See "Summary of the Carriage House Purchase and Sale Agreement" on page 14.

                     INTEREST OF CERTAIN PERSONS IN THE SALE

The General Partner has conflicts of interest with respect to the sale. As a general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership's assets are insufficient, a sale of the Property reduces the General Partner's liability for existing and future partnership debt and liabilities.

Pursuant to the Partnership Agreement and in connection with the sale of Foxfire/Barcelona Village during 2000, Nottingham Square Apartments in December 2002 and River Reach Apartments in August 2004, the General Partner is entitled to a commission of up to 1% for its assistance in the sales. Payment of such commission is subordinate to the limited partners receiving a cumulative 7% return on their investment. This return has not yet been met, and accordingly, the combined fees of approximately $658,000 have been accrued but have not been paid. At this time, the General Partner believes that the cumulative 7% return for the limited partners will not be met. Therefore, we do not anticipate the accrual or payment of the commission on the sale of Carriage House.

Apartment Investment and Management Company ("AIMCO"), an affiliate of the General Partner, has varying ownership interests in each of the nine properties being sold to Buyer. See page 21 of this information statement under the heading "Links to Other Property Sales." Two of the nine properties being sold are 100% owned by AIMCO while AIMCO's ownership interest in Carriage House is approximately 67.51%. For purposes of allocating the total disposition pool purchase price being paid by Buyer to the various properties within the disposition pool, AIMCO is relying on the Buyer's allocations, which AIMCO has not influenced and which AIMCO and the General Partner believe to reflect fair market value. The purchase price allocations may be changed by Buyer before closing, based on third-party appraisals obtained by Buyer or Buyer's lenders or as a result of further negotiations of the total purchase price to be paid by the Buyer for the disposition pool. The allocation to the Carriage House property set forth herein may be increased or decreased to reflect any variance from appraisals obtained by Buyer or Buyer's lender, or as a result of a change in the pool purchase price resulting from further negotiations.

                                 USE OF PROCEEDS

We estimate that we will use the gross proceeds from the sale as follows (subject, however, to such reductions in the purchase price and reallocations in the proceeds as determined by the General Partner, in its reasonable discretion, to address objections made by the Buyer to the condition of the Property):

Gross purchase price:                                                $ 3,500,000
Plus:  Cash and cash equivalents                                          13,110
Plus:  Other Partnership assets                                          245,207
Less:  Mortgage debt, including accrued interest                      (1,782,262)
Less:  Prepayment penalty                                                (53,806)
Less:  Accounts payable, accrued expenses and other liabilities         (163,165)
Less:  Reserves for contingencies                                       (105,000)
Less:  Non-resident withholding taxes                                   (251,684)
Less:  Closing costs/sales commissions                                  (119,000)
                                                                     -----------

TOTAL                                                                $ 1,283,399

Net proceeds distributable to all Partners                           $ 1,283,399
Percentage of proceeds allocable to Limited Partners
                                                                             100%
                                                                     -----------
Net proceeds distributable to Limited Partners                       $ 1,283,399

Total number of Units                                                     42,324
Distributable net proceeds per Unit                                  $        30

This estimate assumes the closing of the sale of the Property occurs as of July 31, 2005 and is based on information known to the General Partner at this time. Of course, many factors could cause the actual use of proceeds to vary from this estimate, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership.

                         FEDERAL INCOME TAX CONSEQUENCES

The tax consequences to you of the sale of the Property may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences of the limited partners that should be considered in connection with the sale; however, the tax consequences to you could be materially different for a variety of reasons. The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the sale. For purposes of this tax discussion, references to "I.R.C. Section" are to sections of the Internal Revenue Code of 1986, as amended. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES.

No ruling will be requested from the Internal Revenue Service on any of the tax matters discussed herein. The federal income tax consequences to the limited partners from the sale cannot be predicted with absolute certainty. We cannot assure that the Internal Revenue Service will not audit or question the treatment of any item discussed herein.

EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER, OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER, OR IT ARISING FROM THE SALE.

TAX CONSEQUENCES IF THE PROPERTY IS SOLD. The Partnership will recognize gain from the sale of the Property to the extent that the amount the Partnership realizes from that sale exceeds its adjusted basis in the Property. The Partnership's amount realized from the sale includes the sum of cash it receives from the Buyer plus the fair market value of any property it receives other than money. As the Buyer is paying off the liabilities which encumber the Property at closing, the Partnership's amount realized includes the amount paid to discharge these liabilities. Selling expenses of the Partnership, such as brokerage commissions, legal fees, and title costs, reduce the Partnership's amount realized. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the Partnership agreement. We estimate that approximately $72 gain will be allocated per unit to the limited partners. This amount is an estimate based on a number of assumptions with respect to closing costs discussed under "Use of Proceeds". We estimate that the Partnership's aggregate gain should be approximately $72 and that this gain should be comprised of approximately $72 of unrecaptured I.R.C.
Section 1250 gain (see discussion below).

NOTE: Any gain in excess of "depreciation recapture gain" (discussed below) and "unrecaptured I.R.C. Section 1250 gain" (discussed below) generally will be taxed as gain arising from the sale of property used in the partnership's trade or business under I.R.C. Section 1231 ("I.R.C. Section 1231 gain"). Each limited partner will be allocated its share of the Partnership's I.R.C. Section 1231 gain. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, gains from the sale or exchange of I.R.C. Section 1231 property will be treated as ordinary gains to the extent of a limited partner's unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain from the sale of the Partnership's property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net I.R.C. Section 1231 losses in prior years.

Under I.R.C. Section 1245, gain recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., "depreciation recapture gain," is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the Partnership's depreciation recapture gain equals the amount by which the lower of the (i) amount realized or (ii) recomputed basis (i.e., the property's basis plus all amounts allowed for depreciation) of the transferred property exceeds that property's adjusted basis. The Partnership does not anticipate that any amount of gain on the sale should be Section 1245 gain.

Under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291 (a)(1), a portion of a corporation's capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon a disposition of the Partnership's residential rental real property.

In the case of limited partners of the Partnership that are individuals, estates, or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the Partnership's sale of the property that is taxed as "unrecaptured I.R.C. Section 1250 gain." Unrecaptured I.R.C. section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate at which unrecaptured I.R.C. Section 1250 gain is taxed currently is 25%.

In the case of limited partners that are individuals, trusts, or estates, gain from the sale of the Partnership's property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain generally is taxed at a current maximum capital gains tax rate of 15%. Gain from the sale of the Partnership's property that is allocated to limited partners that are corporations is not subject to preferential capital gains tax rates.

If a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership's property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each limited partner's individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.

DISTRIBUTIONS OF CASH. A distribution of cash by the Partnership to a limited partner will be treated as an amount realized from a sale of the limited partner's interest in the Partnership and will result in taxable gain only to the extent that the distribution exceeds the limited partner's adjusted tax basis in his, her, or its partnership interest. Otherwise, distributions will be tax free, and the adjusted basis of the limited partner's partnership interest will be decreased, but not below zero. As gain from the sale will increase the limited partner's tax basis in the limited partner's units, distributions of cash by the Partnership on account of the sale typically will not result in taxable gain.

Generally, any gain recognized by a limited partner arising from a cash distribution by the Partnership will be capital gain. Nevertheless, to the extent that a portion of that gain is attributable to "unrealized receivables" of the Partnership, including depreciation recapture, or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income. The General Partner does not believe that any portion of a limited partner's gain on the distribution of cash from this sale will be taxed to the limited partner as ordinary income.

PROCEEDS AVAILABLE FOR DISTRIBUTION TO THE LIMITED PARTNERS FROM THE SALE OF THE PROPERTY AFTER REPAYMENT OF THE PARTNERSHIP'S DEBTS MAY BE LESS THAN THE GAIN RECOGNIZED BY THE PARTNERSHIP (AS A RESULT OF THE SALE) THAT IS ALLOCABLE TO THE PARTNERS, GAIN RECOGNIZED BY THE PARTNERS AS A RESULT OF ANY CASH DISTRIBUTIONS FROM THE PARTNERSHIP, AND ANY TAX LIABILITY RESULTING FROM THE FOREGOING. ACCORDINGLY, LIMITED PARTNERS MAY BE REQUIRED TO USE FUNDS FROM SOURCES OTHER THAN THE PARTNERSHIP IN ORDER TO PAY ANY TAX LIABILITIES THAT MAY ARISE AS A RESULT OF THE RECOGNITION OF GAIN.

TAX CONSEQUENCES IF THE PROPERTY IS NOT SOLD. THE PROPERTY HAS BEEN SUBSTANTIALLY OR FULLY DEPRECIATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE PARTNERSHIP DOES NOT HAVE RELIABLE ESTIMATES OF WHAT FUTURE DISTRIBUTIONS FROM THE OPERATION OF THE PROPERTY MAY BE. AS A RESULT, IT IS POSSIBLE THAT CONTINUED OPERATION OF THE PROPERTY WILL GENERATE TAXABLE INCOME TO THE LIMITED PARTNERS, SINCE THERE MAY NOT BE ADEQUATE DEPRECIATION AND OTHER DEDUCTIONS EQUAL TO OR GREATER THAN THE INCOME GENERATED FROM THE PROPERTY. THE GENERAL PARTNER DOES NOT HAVE RELIABLE ESTIMATES OF FUTURE CASH FLOW FROM THE PROPERTY. IT IS POSSIBLE THAT THERE WILL NOT BE ANY CASH AVAILABLE FOR DISTRIBUTION SINCE ALL OR SUBSTANTIALLY ALL OF THE PROPERTY'S CASH FLOW MAY BE USED TO SERVICE THE PARTNERSHIP'S LIABILITIES. TAX LIABILITIES RESULTING FROM ALLOCATION OF INCOME TO LIMITED PARTNERS FROM THE PARTNERSHIP MAY EXCEED CASH DISTRIBUTIONS BY THE PARTNERSHIP. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the Partnership's continued operation of the Property. The Partnership also will continue to incur the administrative costs of operating the Partnership, including the cost of preparing and filing a partnership tax return. If a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may potentially be used to reduce any tax liability that arises with respect to any taxable net income as a result of the continued operation of the Property by the Partnership. Limited partners are urged to consult their tax advisors in this regard.

                               NO APPRAISAL RIGHTS

Limited partners are not entitled to dissenters' appraisal rights under applicable law or the partnership agreement in connection with the sale.

                              REGULATORY APPROVALS

Other than the filing and distribution of this information statement, no regulatory approvals are required for the sale.

                              PLANS AFTER THE SALE

Upon completion of the sale of the Property and after the payment of the transaction-related costs and other outstanding obligations, the Partnership will continue to hold and operate its remaining apartment complexes known as Rocky Creek Apartments, located in Richmond County, Georgia, and Village Gardens apartments, located in Larimer County, Colorado. The General Partner has listed Rocky Creek for sale (with no specified price), which may sell within one year, although no assurance can be given that the property will actually sell within that time frame or at all.

                              PARTNERSHIP BUSINESS

The Partnership is a publicly held limited partnership organized under the South Carolina Limited Partnership Act, as amended, on August 3, 1983. Shelter Realty VI Corporation, a South Carolina corporation, is the general partner of the Partnership (the "General Partner"). The General Partner is a subsidiary of AIMCO, a publicly traded real estate investment trust. The partnership agreement provides that the Partnership is to terminate on December 31, 2023, unless terminated before such date.

The Partnership's primary business is to operate and hold real estate properties for investment. The Partnership currently continues to own and operate three apartment properties. See below for a description of the Partnership's properties.

The Partnership, through its public offering of limited partnership units, sold 42,324 limited partnership units aggregating $42,324,000. The General Partner contributed capital in the amount of $100,000 for a .2% interest in the Partnership. Since its initial offering, the General Partner has not received, nor are the limited partners required to make, additional capital contributions. The General Partner intends to maximize the operating results and, ultimately, the net realizable value of each of the Partnership's properties in order to achieve the best possible return for the limited partners. Such results may best be achieved by holding and operating the properties or through property sales or exchanges, refinancings, debt restructurings or relinquishment of the assets. The Partnership evaluates each of its holdings periodically to determine the most appropriate strategy for each of the assets.

The Partnership has no employees. Management and administrative services are performed by the General Partner and by agents retained by the General Partner. An affiliate of the General Partner provides such property management services.

                             PARTNERSHIP PROPERTIES

The following table sets forth the Partnership's investments in properties:

       PROPERTY            DATE OF PURCHASE     TYPE OF OWNERSHIP             USE
       --------            ----------------     -----------------             ---
Rocky Creek, Augusta,         6/29/1984      Fee ownership, subject  Apartment - 120 units
Georgia                                        to a first mortgage
Carriage House, Gastonia,     6/29/1984      Fee ownership, subject  Apartment - 102 units
North Carolina                                 to a first mortgage
Village Gardens, Fort          3/1/1985      Fee ownership, subject  Apartment - 141 units
Collins, Colorado                              to a first mortgage

            SUMMARY OF THE CARRIAGE HOUSE PURCHASE AND SALE AGREEMENT

Purchase and Sale

The Partnership agreed to sell the Property to the Purchaser on the terms described below. The Property is being sold as part of a pool of nine properties as is further described below under the heading "Link to Other Properties."

Purchase Price and Deposit

The gross purchase price for the Property is $3,500,000.00 (the "Purchase Price"), to be paid as follows:

      (a) The Purchase Agreement was executed on May 19, 2005 (the "Effective Date"), and on May 23, 2005, the Purchaser delivered to Stewart Title Guaranty Company (the "Escrow Agent" or the "Title Insurer") a deposit (the "Initial Deposit") of $21,067.00. The First Amendment to Purchase and Sale Contract was executed as of June 7, 2005. The Second Amendment to the Purchase and Sale Contract was executed as of July 7, 2005. The Third Amendment to Purchase and Sale Contract was executed on or about July 27, 2005 and the entire Initial Deposit became nonrefundable. An additional deposit is scheduled to be made to the Initial Deposit in the amount of $21,067.00 (together with the Initial Deposit referred to as the "Deposit") on August 12, 2005.

      (b) At the consummation of the sale of the Property (the "Closing"), the balance of the Purchase Price must be paid by the Purchaser to the Escrow Agent on the date of Closing (the "Closing Date"). The Escrow Agent will hold the Deposit and deliver it to the party entitled to it under the Purchase Agreement. The Escrow Agent will hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit will be applied against the Purchase Price, or (ii) the date on which Escrow Agent is otherwise authorized to disburse the Deposit. If the Deposit has not been released earlier and either party makes a written demand upon the Escrow Agent for payment of the Deposit, the Escrow Agent must give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within 10 business days after the giving of such notice, the Escrow Agent is authorized to make payment (subject to the Purchaser's obligation to return information provided to the Purchaser). If the Escrow Agent does receive a written objection within this 10 business day period, the Escrow Agent must continue to hold the Deposit until otherwise directed by written instructions from the parties or a final judgment or arbitrator's decision. However, the Escrow Agent has the right at any time to deposit the Deposit with a court of competent jurisdiction in the state in which the Property is located. Upon that deposit, the Escrow Agent will be relieved and discharged of all further obligations and responsibilities. The Escrow Agent is acting solely as a stakeholder, is not the agent of either of the parties, and is not responsible for any act or omission on its part unless taken or suffered in bad faith in willful disregard of the Purchase Agreement or involving gross negligence.

Feasibility Period

During the 85 day period after the Effective Date (such period being referred to as the "Feasibility Period"), Purchaser and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, "Consultants") had the right to enter the Property to, among other things, conduct customary studies, tests, examinations, inquiries, and inspections, or investigations (collectively, the "Inspections") concerning the Property, to confirm any and all matters which Purchaser reasonably desired to confirm with respect to the Property, and to confirm the suitability of the Property for Purchaser's intended use of the Property. If the results appeared unsatisfactory to Purchaser for any reason or if Purchaser elected not to proceed with the transaction for any other reason in its sole and absolute discretion, then Purchaser has the right to terminate the Purchase Agreement on or before the date the Feasibility Period expires by notice to the Partnership and the Escrow Agent. If Purchaser so terminates, the Escrow Agent will be required to deliver the $21,067.00 nonrefundable portion of the Deposit to the Partnership and will be required to return the remainder of the Deposit to Purchaser (subject to Purchaser's obligation to return all information provided to Purchaser). If the Purchaser does not terminate, the Purchaser is required to make an addition to the Deposit in the amount of $21,067.00 and the entire Deposit becomes non-refundable except as otherwise provided in the Purchase Agreement.

Conduct of Investigation

Purchaser could not permit any liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted. Purchaser was required to take all reasonable actions to ensure that all actions taken in connection with the investigations and inspections of the Property, and all equipment, materials and substances generated, used or brought onto the Property did not pose a material threat to the safety of persons or the environment and did not damage the Property. Purchaser was required to give notice to the Partnership a reasonable time prior to entry onto the Property, deliver proof of insurance coverage to the Partnership and permit the Partnership to have a representative present during all Inspections. The Partnership had the right, without limitation, to disapprove any and all Inspections that, in the Partnership's reasonable judgment, could result in any injury to the Property or breach of any agreement, or expose the Partnership to any liability, costs, liens or violations of applicable law, or otherwise adversely affect the Property or the Partnership's interest therein.

Purchaser has indemnified and will defend the Partnership from and against any and all claims, damages, costs and liability arising from or related to Purchaser's or its Consultant's entry onto the Property, and any Inspections or other matters performed by Purchaser with respect to the Property. Purchaser has agreed to restore the Property, at its sole cost and expense, to the same condition existing immediately prior to its Inspection. Purchaser must maintain and cause its Consultants to maintain casualty insurance and comprehensive public liability insurance with coverage of not less than $1,000,000.00 per occurrence and $3,000,000.00 in the aggregate for bodily injury, death and property damage.

Property Materials

Within 10 days after the Effective Date, and to the extent in the Partnership's possession or reasonable control, the Partnership agreed to make certain Property-related documents (the "Materials") available for review and copying by Purchaser at Purchaser's sole cost and expense. If the Purchase Agreement is terminated for any reason, Purchaser must, within 5 calendar days, return all Materials to the Partnership.

Property Contracts

On or before the expiration of the Feasibility Period, Purchaser is permitted to deliver written notice to the Partnership specifying any maintenance, service or similar contract which relate to the ownership, maintenance, construction or repair and or operation of the Property and are cancelable on 30 days' or shorter notice without penalty which Purchaser does not desire to assume (the "Terminated Contracts"). To the extent that as of Closing any of the Terminated Contracts have not yet been terminated, Purchaser will assume the obligations of such Terminated Contracts after Closing until the cancellation becomes effective.

Title Documents

The Partnership must promptly secure a standard form commitment for title insurance ("Title Commitment") for the Property in an amount equal to the Purchase Price from Title Insurer for an owner's title insurance policy (the "Title Policy") on the most recent standard American Land Title Association form, together with copies of all instruments identified as exceptions (together with the Title Commitment, the "Title Documents"). Purchaser is solely responsible for payment of all costs relating to procurement of the Title Commitment and any owner's title insurance policy.

Survey

The Partnership, at the Partnership's cost and expense, caused a survey for the Property ("Survey") to be prepared. The Purchaser is responsible for any additional costs related to the Survey including, without limitation, costs related to any update of the Survey.

Environmental Report

Purchaser, at Purchaser's sole cost and expense, may cause to be prepared an environmental report for the Property ("Environmental Report").

Permitted Exceptions

The Deed delivered pursuant to the Purchase Agreement will be subject to customary permitted exceptions.

Existing Mortgage Loan

Purchaser agreed that, at the Closing, all other amounts due and owing to the Partnership's existing mortgage lender will be paid in full.

Closing Date

The Third Amendment to Purchase and Sale Contract amended the Closing Date to occur on or before August 31, 2005. The Partnership has the option to extend the Closing Date up to 30 days to satisfy any condition to Closing or resolve any other issues precluding Closing or to such later date as is mutually acceptable to the Partnership and Purchaser.

Closing Prorations and Adjustments

All normal and customarily proratable items will be prorated as of the Closing Date.

Closing Costs

Purchaser must pay any sales, use and excise taxes and recording costs with respect to Closing except the Partnership must any transfer taxes at Closing. The Partnership and Purchaser will share equally in the costs of the escrow fees of the Title Insurer, but not any other of Title Insurer's fees and charges. All closing costs and fees other than those allocated in the Purchase Agreement will be paid by Purchaser and/or the Partnership in accordance with the custom of the city and state in which the Property is located. As disclosed more fully under "Interest of Certain Persons in the Sale," the General Partner does not expect to earn a commission on the sale of the Property.

Post Closing Adjustments

In general, and except as provided in the Purchase Agreement, the Partnership will be entitled to all income, and will pay all expenses, relating to the operation of the Property for the period prior to the Closing Date and Purchaser will be entitled to all income, and will pay all expenses, relating to the operation of the Property for the period commencing on and after the Closing Date. Purchaser or the Partnership may request that Purchaser and the Partnership undertake to re-adjust any prorated item, but neither party has any obligation to re-adjust any items after the expiration of sixty days after Closing.

Closing Documents

Each of the Partnership and the Purchaser must deliver closing documents customary for transactions of this kind at Closing.

Partnership Representations and Warranties

The Partnership has made customary representations and warranties, and they survive Closing for a period of 6 months (the "Survival Period"). The Partnership has no liability after the Survival Period except to the extent that Purchaser has requested arbitration against the Partnership during the Survival Period for a misrepresentation. The Partnership's liability for misrepresentations is capped at $50,000.00.

Purchaser Representations and Warranties

The Partnership has made customary representations and warranties, and they survive Closing until the expiration of the applicable statute of limitations.

Pre-Closing Operations

During the period of time from the Effective Date to the Closing Date, any new property contracts or new or renewed tenant leases cannot have a term in excess of 1 year and which are not cancelable on 30 days' or shorter notice without penalty without the prior written consent of Purchaser, which consent cannot be unreasonably withheld, conditioned or delayed. In addition, the Partnership must operate the Property after the Effective Date in the ordinary course of business, and except as necessary in the Partnership's sole discretion to address any life or safety issue at the Property. The Partnership cannot make any material alterations to the Property or remove any material fixtures or tangible personal property without the prior written consent of Purchaser which consent cannot be unreasonably withheld, denied or delayed.

Purchaser's Conditions to Closing

Purchaser's obligation to close is subject to the fulfillment of the following conditions precedent:

      (a) All of the documents required to be delivered by the Partnership to Purchaser at the Closing have been delivered.

      (b) Each of the Partnership's representations and warranties must be true in all material respects as of the Closing Date.

      (c) The Partnership must have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by the Partnership under the Purchase Agreement.

      (d) Neither the Partnership nor any of the Partnership's general partners shall be a debtor in any bankruptcy proceeding nor shall have been in the last six months a debtor in any bankruptcy proceeding.

The Partnership's Conditions to Closing

The Partnership's obligation to close is subject to the following conditions precedent:

      (a) All of the documents and funds required to be delivered by Purchaser to the Partnership at the Closing pursuant to the terms and conditions of the Purchaser Agreement have been delivered.

      (b) Each of the representations, warranties and covenants of Purchaser are true in all material respects as of the Closing Date.

      (c) Purchaser has complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser.

      (d) The Partnership has received all consents and approvals to the consummation of the transactions contemplated by the Purchase Agreement (i) of the Partnership's partners, (ii) that are required by law, or (iii) that are required by the partnership agreement, as amended, governing the Partnership.

Brokers

The Partnership disclosed to Purchaser that it used Holliday Fenoglio Fowler, L.P. as its real estate broker in connection with the Purchase Agreement. Purchaser represented and warranted to the Partnership that it has not utilized the services of any real estate broker, sales person or finder in connection with the Purchase Agreement. The Partnership and Purchaser each agreed to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all losses relating to brokerage commissions and finder's fees arising from or attributable to the acts or omissions of the indemnifying party.

Purchaser Default

If Purchaser terminates the Purchase Agreement or materially defaults in its obligations under the Purchase Agreement on or prior to the Closing Date, and such default is not cured by the Closing Date, and consummation of the Closing does not occur by reason of such termination or material default by Purchaser, the Partnership and Purchaser agree that the reasonable estimate of the total net detriment that the Partnership would suffer in the event that Purchaser terminates the Purchase Agreement or materially defaults under the Purchase Agreement is and will be, and the Partnership's sole remedy will be, the right to receive from the Title Insurer and retain the full amount of the Deposit. Notwithstanding the foregoing, upon the occurrence of an event of default other than the failure of Purchaser to deliver the Deposit or to close in a timely basis in accordance with the Purchase Agreement, the Partnership will provide Purchaser with notice specifying the default and Purchaser will have 10 days from its receipt of such notice to cure such default.

Partnership Default

If the Partnership, prior to the Closing, defaults in its representations, warranties, covenants, or obligations under the Purchase Agreement, including to sell the Property as required by the Purchase Agreement and such default continues for more than 10 days after written notice from Purchaser, then, at Purchaser's election and as Purchaser's sole and exclusive remedy, the Purchase Agreement will terminate, and all payments and things of value, including the Deposit, provided by Purchaser will be returned to Purchaser (subject to Purchaser's obligation to return all information provided to Purchaser) and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, not to exceed $25,000.00 in aggregate.

Casualty

The risk of loss of damage to the Property by reason of any insured or uninsured casualty during the period through and including the Closing Date will be borne by the Partnership. In the event of any "material damage" to or destruction of the Property or any portion thereof, Purchaser may, at is option, by written notice to the Partnership within three Business Days after Purchaser is notified of such material damage or destruction: (i) unilaterally terminate the Purchase Agreement except the surviving obligations will survive and the Deposit will be immediately returned to Purchaser; or (ii) proceed under the Purchase Agreement with no reduction in Purchase Price, receive any insurance proceeds due the Partnership as a result of such damage or destruction, together with the amount of any deductible with respect to such insurance proceeds, and assume responsibility for repair of the Property. If the Property is not materially damaged, then Purchaser will not have the right to terminate the Purchase Agreement, but all insurance proceeds, together with the amount of any deductible with respect to such insurance proceeds, will be paid or assigned to Purchaser and Purchaser will assume responsibility for such repair. "Material damage" means damages reasonably estimated to exceed $250,000.00 to repair.

Condemnation

If all or any part of the Property is (or previously has been) acquired at, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof, in each case as of Closing (or if at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser has the right, at Purchaser's option, to terminate the Purchase Agreement by giving written notice to the Partnership with three Business Days of Purchaser's receipt from the Partnership of written notice of the occurrence of such event and recover the Deposit, or to settle in accordance with the terms of the Purchase Agreement for the full Purchase Price and receive the full benefit of any condemnation award.

Assignability

The Purchaser cannot assign the Purchase Agreement any party without first obtaining the prior written approval of the Partnership; provided, however, Purchaser may assign the Purchase Agreement prior to Closing to a partnership or limited liability company affiliated with Purchaser and Purchaser is not released from its liability under the Purchase Agreement. There is no limitation upon the Partnership's right to assign the Purchase Agreement.

Governing Law and Venue

The laws of North Carolina govern the validity, construction, enforcement, and interpretation of the Purchase Agreement. All claims, disputes and other matters in question arising out of or relating to the Purchase Agreement must be decided by proceedings instituted and litigated in a court of competent jurisdiction in that state, and the parties expressly consented to the venue and jurisdiction of such court.

Amendments

The Purchase Agreement cannot be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by the party against whom enforcement is sought.

No Personal Liability of Officers, Trustees or Directors of the Partnership's General Partners

Purchaser agreed that no individual officer, trustee, director or representative of the general partners of the Partnership will have any personal liability under the Purchase Agreement or any document executed in connection with the transactions contemplated by the Purchase Agreement.

Consent Agreement

Testing has been performed at the Property with respect to lead-based paint. Law Engineering and Environmental Services, Inc. performed the Testing by surveys conducted July 11, 2000 to July 21, 2000 and by Certificate dated November 22, 2002 have determined the Property to be "lead-based paint free" housing. The Property has been certified as free of (a) lead based hazards, (b) dust lead hazards and (c) soil lead hazards. Because the Property has been certified as free of (x) lead based hazards, (y) dust lead hazards and (z) soil lead hazards, the Partnership is not required under the Consent Agreement by and among the United States Environmental Protection Agency (executed December 19, 2001), the United States Department of Housing and Urban Development (executed January 2,
2002), and Apartment Investment and Management Company (executed December 18,
2001) to remediate or abate any lead-based paint condition at the Property prior to the Closing.

Links to Other Property Sales

Under the terms of the Purchase Agreement, the Purchaser's obligation to purchase the Property is conditioned upon, among other things, the closings of the sale of certain other properties that are owned by affiliates of the General Partner of the Partnership. These other property sales are similarly conditioned upon the closing of the Sale. These other property sales including the proposed sale are summarized in the table below. There can be no assurance that any of these other property sales can be simultaneously closed with the Sale or that we will close the Sale if any of these other property sales cannot close simultaneously with the Sale.

                                                                                   Base
       Property                     Buyer                    Seller            Purchase Price
       --------                     -----                    ------            --------------
Carriage House, Gastonia,   In all cases, Juniper    Shelter Properties VI      $3,500,000.00
NC                          Investment Group, Ltd.,  Limited Partnership, a
                            a Texas limited          South Carolina limited
                            partnership              partnership
Glen Hollow, Charlotte,                              Glen Hollow Limited       $  8,900,000.00
NC                                                   Partnership, an Illinois
                                                     limited partnership
Misty Woods, Charlotte,                              Misty Woods CPF 19        $  6,550,000.00
NC                                                   Limited Partnership, a
                                                     Delaware limited
                                                     partnership
Oaks at Edgemont,                                    Trianon, Ltd., a North    $  4,130,000.00
Gastonia, NC                                         Carolina limited
                                                     partnership
Pine Tree (NC), Charlotte,                           National Pinetree         $  5,800,000.00
NC                                                   Limited Partnership, a
                                                     North Carolina limited
                                                     partnership
Quail Woods, Gastonia,                               Quail Woods               $  5,530,000.00
NC                                                   Apartments Partners,
                                                     L.P., a Delaware limited
                                                     partnership
Reddman's Pier,                                      Reddman-Oxford            $  4,850,000.00
Charlotte, NC                                        Associates Limited
                                                     Partnership, a Maryland
                                                     limited partnership
Snowden Village I,                                   New Snowden Village I,    $ 11,000,000.00
Fredericksburg, VA                                   L.P., a Delaware limited
                                                     partnership
Snowden Village II,                                  Snowden Village           $ 12,000,000.00
Fredericksburg, VA                                   Associates, L.P., a
                                                     Delaware limited
                                                     partnership

                       WHERE YOU CAN FIND MORE INFORMATION

The Partnership files annual, quarterly and special reports, and other information with the SEC. You can read and copy any materials that the Partnership files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. You can also obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

          DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.

The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail:                  Shelter Properties VI Limited Partnership
                          C/O The Altman Group, Inc.
                          1275 Valley Brook Avenue
                          Lyndhurst, New Jersey 07071

By telephone:             (800) 217-9608

A limited partner may also use the above telephone number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of information statements.

                            THE INFORMATION AGENT IS:

                             THE ALTMAN GROUP, INC.

          By Mail                By Overnight Courier:              By Hand:
 1275 Valley Brook Avenue      1275 Valley Brook Avenue     1275 Valley Brook Avenue
Lyndhurst, New Jersey 07071   Lyndhurst, New Jersey 07071  Lyndhurst, New Jersey 07071
      (800) 217-9608                (800) 217-9608               (800) 217-9608

       By Facsimile:         For information please call:

      (201) 460-0050           TOLL FREE (800) 217-9608